FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-06

Subject: BANK 2021-BNK33 **XA Priced** Publics

NEW ISSUE CMBS: $852.071mm BANK 2021-BNK33

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities, Morgan Stanley

CO-MANAGERS: Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/KBRA/Moody’s	SIZE($MM)	Spread	Coupon	Yield	Price
X-A	AAAsf/AAA(sf)/Aaa(sf)	$668.291	T+90	1.17663	2.32600	8.1988

POOL BALANCE:	$1,004,949,683
NUMBER OF LOANS/PROPERTIES:	68/143
WA MORTGAGE INT. RATE:	3.4238%
WA CUT-OFF LTV:	50.1%
WA UW NCF DSCR:	3.57x
WA UW NOI DEBT YLD:	13.4%
WA ORIG TERM TO MATURITY:	115
WA ORIG AMORTIZING TERM:	370
TEN LARGEST LOANS:	53.0%
LOAN SELLERS:	BANA(36.4%), WFB(30.6%), MSMCH(23.5%), NCB(9.5%)
TOP 5 STATES:	NY(33.0%), VA(12.8%), FL(11.0%), MI(9.6%), CA(9.6%)
TOP 5 PROPERTY TYPES:	OF(34.8%), MF(24.4%), RT(20.6%), IN(8.4%), MU(5.5%)
RISK RETENTION Eligible vertical interest ("V")
MASTER SERVICER:	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER:	Rialto Capital Advisors, LLC and National Cooperative Bank
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank
TRUST ADVISOR:	Park Bridge Lender Services
INITIAL CONTROLLING CLASS REP:	RREF IV Debt AIV, LP
TERM SHEET, ANNEX A-1:	Attached
SETTLEMENT:	On or about May 20

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.